Exhibit 99.1

FOR IMMEDIATE RELEASE

BJ’S RESTAURANTS, INC. REPORTS THIRD QUARTER 2004 REVENUES AND COMPARABLE RESTAURANT SALES

Huntington Beach, California, October 5, 2004 – BJ’s Restaurants, Inc. (NASDAQ: BJRI) reported today that revenues increased approximately 23.0% to $32.9 million for the third quarter ended September 26, 2004 versus $26.7 million for the third quarter of 2003. Comparable restaurant sales increased approximately 2.9% for the three-month period versus 3.4% during the same period a year ago. The increase in comparable restaurant sales during the third quarter of 2004 was primarily the result of menu price increases with the remainder from increased customer traffic.

The Company intends to release third quarter results after the close of market on Wednesday, October 27, 2004. An investor conference call will be broadcast live over the Internet at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) that same day. A webcast of the investor conference call will be available on the main page of the Company’s web site located at http://www.bjsrestaurants.com.

During the third quarter, the Company opened a BJ’s Restaurant and Brewhouse in Summerlin, Nevada (June 30, 2004) and Fresno, California (August 3, 2004), and subsequent to the third quarter, opened a BJ’s Restaurant and Brewhouse in San Bernardino, California (September 28, 2004).

BJ’s Restaurants, Inc. currently owns and operates 34 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative menu featuring award-winning, signature deep dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The company operates ten microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The company’s restaurants are located in California (24), Texas (4), Oregon (3), Arizona (1), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

For further information, please contact Robert Curran of Chicago Pizza & Brewery, Inc. (714) 848-3747, ext. 260.